UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Career Education Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Career Education Corporation

Annual Meeting of Stockholders

May 19, 2015

Supplemental Information Regarding Proposal 1:

Election of Directors

Annual Meeting

This Supplement provides updated information with respect to the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Career Education Corporation (the “Company”) to be held at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, on Tuesday, May 19, 2015, at 9:00 a.m., Central Daylight Saving Time, for the purposes set forth in the Company’s Notice of Annual Meeting and Proxy Statement (the “2015 Proxy Statement”).

The 2015 Proxy Statement and the accompanying form of proxy (the “Proxy Card”) were mailed on or about April 8, 2015, to Stockholders of record as of March 23, 2015 (the “Record Date”). The Company filed a Supplement with the Securities and Exchange Commission (“SEC”) on May 8, 2015, which contained additional disclosure about the Company and the Annual Meeting. Except as specifically amended or supplemented by the information contained in this Supplement and the Supplement filed with the SEC on May 8, 2015, all information set forth in the 2015 Proxy Statement remains accurate and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On May 13, 2015, David W. Devonshire, a member of the Company’s Board of Directors (the “Board”), submitted his resignation from the Board and as a member of the Board’s Audit and Compensation Committees, each effective immediately prior to the Annual Meeting, and withdrew his name from nomination for re-election at the Annual Meeting. Mr. Devonshire’s resignation letter stated that he is resigning from the Board for health reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The size of the Board has been reduced by one, to eight directors; effective upon Mr. Devonshire’s resignation, and at the Annual Meeting, eight rather than nine directors will be nominated for election to the Board. Each of the eight nominees is named in the 2015 Proxy Statement.

Voting; Revocability of Proxies

If you have already submitted a proxy to vote your shares, either by returning a completed Proxy Card or voting instruction form or by Internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Proxy votes already returned by Stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except that votes will not be cast for Mr. Devonshire because he has resigned from the Board and is no longer standing for re-election.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the 2015 Proxy Statement.

If you have submitted your proxy, you may change your vote before it is voted at the 2015 Annual Meeting as provided in the instructions contained on the Proxy Card and voting instruction form. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated Proxy Card that is dated later than your prior executed Proxy Card; or

•	submit a revocation letter with a later date than your Proxy Card to CEC’s Corporate Secretary; or

•	attend the 2015 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Other Matters

None of the other agenda items presented in the 2015 Proxy Statement are affected by this Supplement, and you should carefully review the 2015 Proxy Statement prior to voting your shares. As of the date of this Supplement, the Board knows of no other matters which are likely to come before the Annual Meeting other than those presented in the 2015 Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the designated proxy holders intend to vote the shares represented by the proxies appointing them on such matters in accordance with the recommendation of the Board and the authority to do so is included in the Proxy.

May 14, 2015